Exhibit 10.1
August 18, 2019
Mr. Timothy Duitsman

__________________
Dear Tim,
On behalf of the Board of Directors, I am very pleased to offer you the position of President and Chief Executive Officer of Westell Technologies, Inc. ("Company") and President and Chief Executive Officer of Westell, Inc. ("Operating Subsidiary"). Your position will primarily be located at the Company's headquarters in Aurora, Illinois and we expect you to spend most work days at the Company's headquarters (or visiting our clients or other operations).
You will report to the Board of Directors for the Company and the Operating Subsidiary. Subject to your meeting the below requirements, your expected start date is September 1, 2019 or sooner depending upon your acceptance date and notification to your current employer. Your first day at the office will likely be September 3, 2019, given the holiday schedule.
Compensation
Your starting salary for this position will be $300,000 annually ("Base Salary"), less all legally required withholdings and deductions, paid in accordance with the Company's customary payroll practices.
In addition to the compensation noted above, and after your start date and upon final approval of the Company's Compensation Committee, you will be awarded a grant of RSU's for the equivalent of 100,000 shares of Company Class A common stock (usually valued at the closing price). Please note that these RSU's are time vested and will vest over three years (or 33.33% each year upon the anniversary of their grant), although as noted in the award a change in control, along with other changes, may trigger accelerated vesting.
Also upon your first date of employment, you will be granted 150,000 Stock Options with an exercise price equal to the average of the high and low stock price on that date. Please note that these options will vest over three years (or 33.33% each year upon the anniversary of their grant). The ultimate value of the award will vary depending upon the Company's stock price.
In March of 2020, the Board would consider a FY21 equity award as well. The equity grants issued will otherwise follow the customary grant terms and the terms set forth in the Westell Technologies, Inc. 2019 Omnibus Incentive Compensation Plan.
__________________________________________________________________________________________________________________________________________
750 NORTH COMMONS DRIVE ■¡ AURORA, IL 60504
(630) 898-2500 or (800) 323-6883
WESTELL TECHNOLOGIES CUSTOMER SUPPORT: (800) 377-8766
WWW.WESTELL.COM

Mr. Timothy Duitsman
August 18, 2019

You will also be eligible for incentive compensation awards in the form of Company common stock for FY20 (up to 50,000 shares) which will be based upon performance in growing revenue and maintaining a specified level of operating profit (on a non‑GAAP basis) tied to our annual plan of record and listed on Exhibit A.
As with all performance awards, a determination as to whether the performance metrics for a particular award have been met will be subject to the final determination being made in connection with the Audit Committee's approval of our quarterly or annual financial statements, as the case may be. These performance‑based equity awards will follow the Company's standard terms and conditions (which require that a participant not separate employment prior to the first anniversary of the grant date and vest on the first anniversary of the grant date if the Company achieves the performance metrics).
The Company reserves the right to change, alter, or terminate its plans in its sole discretion.
These equity grants will contain restrictive covenants and also shall constitute consideration for the restrictive covenants referenced later in this letter. In addition, in exchange for the equity awards covered herein, you would be required to sign (and not revoke) at the time of separation, a Separation Agreement and Release.
You also agree to comply with the Company's stock retention guidelines and policy.
We also would like to offer you twenty (20) days (i.e., four (4) weeks) of Paid Time Off ("PTO"), which accrues ratably over the calendar year. You will start with a balance of 10 PTO days. If there are not enough PTO days banked or accrued when time off is planned, PTO days will be advanced during the first year. You will also be eligible to participate in the Company's benefits package on the same terms as other similarly situated employees, in accordance with plan guidelines and policies. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan or the terms and conditions of your employment in its sole discretion. We will provide you additional information on Westell's other employee benefits, which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.
Severance
In the event you are terminated within one year of a change in control (as defined in the RSU grant document), or at any time without Cause (as defined below) you will be entitled to severance equal to one year of your then current base salary, paid out in twelve (12) equal monthly installments, less applicable taxes and withholdings. "Cause" shall mean : (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on your part that is substantially injurious to the Company; (ii) your willful act or omission that you knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) the failure by you to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by you to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance; (iv) your taking an action regarding a matter material to either the Company or the Operating Subsidiary, which action you knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the Company or the Operating Subsidiary, (v) your failure to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the Company or the Operating Subsidiary, including expenditure authority, and your failure thereafter to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter

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August 18, 2019

period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (vi) your engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company's Board or the Operating Subsidiary's Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the other Westell Companies, monetarily or otherwise; (vii) your aiding or abetting a competitor or other breach of your fiduciary duties to the Company, the Operating Subsidiary or any other of the Westell Companies for which you serve as officer or director; (viii) material breach of your obligations of confidentiality or nondisclosure or (if applicable) any breach of your obligations of noncompetition or nonsolicitation under this Agreement; (ix) your use or knowing possession of illegal drugs on the premises of any of Westell Companies; (x) if you are convicted of, or plead guilty or no contest to, a felony or a crime involving moral turpitude; or (xi) your consent to an order of the Securities and Exchange Commission for your violation of the federal securities laws.
Restrictive Covenants
In consideration for this employment offer and the equity award set forth above, you will be asked to sign the Confidential Information, Invention Assignment and Non‑Solicitation Agreement attached hereto as Exhibit B on your start date. In addition, to the covenants in that Agreement, you agree that:

(1)
While employed and for two (2) years following termination, you shall not, directly or indirectly, for yourself, or for any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity ("Entity"), without the prior written consent of the Board of Company (which may be given or denied in its sole discretion):

(a)
engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from Illinois or any state or country in which the Westell Companies have ongoing Business or customers, or have solicited customers; or

(b)
engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from any other location throughout the world; or

(c)	call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies with whom you had

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contact while employed at the Company for the purpose of selling products or services competitive with the products or services of the Business; or

(d)
interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the Westell Companies.

For purposes of this letter, "Participate In" means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term "Participate In" shall not include the mere ownership of less than 5% of the stock of a publicly‑held corporation whose stock is traded on a national securities exchange or in the over‑the‑counter market.
For purposes of the covenants in this letter, "Business" means the design, development, manufacture and sale of:

•
in‑building wireless equipment (e.g. public safety, repeaters and distributed antennas system devices) that enables mobile (i.e. cellular) communication coverage in stadiums, arenas, malls, buildings, and other like venues;

•	intelligent site management solutions and services that provide machine‑to‑machine communications for remote monitoring, management, and control of site infrastructure and support systems; and,

•
outdoor infrastructure products and solutions (e.g., integrated cabinets, power distribution panels, copper and fiber connectivity solutions) used in communication networks for the delivery of broadband connectivity and other communication and related services of the Westell Companies as they exist or are being developed, extensions of those products and services during your employment and new products and services commenced or in development during your employment.
To the extent that you become employed by or consult for an Entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether you have violated this covenant shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which you become employed or serve as consultant.

(2)
You shall not, for two (2) years following termination: (i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person's position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within twelve (12) months prior to termination of your employment or during the twelve (12) months after termination, unless and until such

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person has been separated from employment with the Westell Companies for at least six (6) months.

(3)The Westell Companies may, upon prior notice to you and without any fee, film, videotape, photograph and record your voice and likeness, and may utilize your name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of your voice and likeness for such use.

Reasonable Scope and Duration
You agree that the restrictions in this letter are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell Companies, that the benefits provided in this letter are full and fair compensation for these covenants and that these covenants do not impair your ability to be employed in other areas of your expertise and experience. Specifically, you acknowledge the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Westell Companies, the widespread domestic and international scope of your contacts created during your employment with the Westell Companies, the domestic and international scope of your responsibilities with the Westell Companies and your access to marketing strategies of the Westell Companies.
Notwithstanding the foregoing, if any court determines that any of the terms in this letter are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of your breach of any covenant in this letter, the term of the covenant shall be extended for a period equal to the period that the breach continues.
Equitable Relief
You agree that any violation by you of any covenant in this letter may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, you agree that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by you. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.
This letter shall be construed and enforced pursuant to the substantive laws of the State of Illinois. You agree that the restrictions set forth in this letter are in addition to any separate restrictive covenants entered into by you with the Company.
Other Requirements and Terms
This offer of employment is not a contract for employment for any set period of time. Instead either you or the Company or Operating Subsidiary may terminate your employment at any

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August 18, 2019

time, for any reason, with thirty (30) days' notice. Upon termination, you agree to promptly resign and shall be deemed to have resigned from any officer or director positions.
All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding our benefits, please let me know and we will get you an answer.
Please note that the Company and Operating Subsidiary are not interested in any confidential information, documents, or trade secrets that you may have acquired while employed elsewhere. You should not bring any such items with you to, or use any such items on behalf of, the Company or Operating Subsidiary. In addition, to the extent you are party to any restrictive covenant that prohibits you from contacting or soliciting certain customers, you are expected to adhere to any such agreements.
We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world‑class company.
By signing this letter, you acknowledge that the terms described in this letter set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.
If the above is acceptable to you, please indicate your acceptance by signing below and returning a scanned or facsimile copy to me.
Welcome to Westell!

Sincerely, /s/ Kirk R. Brannock Kirk R. Brannock Chairman of the Board
Accepted: /s/ Timothy Duitsman Timothy Duitsman	8/18/19 (date)